Exhibit 99.2

For more information contact:	Media - Bruce Amundson (253) 924-3047
Analysts - Kathryn McAuley (253) 924-2058
Weyerhaeuser Reports Third Quarter Results

FEDERAL WAY, Wash. (Oct 28, 2011) - Weyerhaeuser Company (NYSE: WY) today reported net earnings of $157 million for the third quarter, or 29 cents per diluted share, on net sales from continuing operations of $1.6 billion. This compares with net earnings of $1.116 billion on net sales from continuing operations of $1.5 billion for the same period last year.
Earnings for the third quarter of 2011 include after-tax gains of $91 million from special items, including an $83 million benefit related to foreign tax credits. Excluding these items, the company reported net earnings of $66 million, or 12 cents per diluted share. This compares with net earnings before special items of $81 million in the third quarter of 2010. Earnings for the third quarter of 2010 included special items of $1.035 billion, primarily income tax adjustments related to Weyerhaeuser's conversion to a real estate investment trust (REIT).

“All of our businesses faced challenging markets in the third quarter, as the U.S. housing market languished and we experienced a slowdown in demand from China,” said Dan Fulton, president and chief executive officer. "We remain focused on improving performance with today's level of demand, while being prepared to flex all of our operations as markets improve.”

WEYERHAEUSER FINANCIAL HIGHLIGHTS	2011		2010
(millions, except per share data)	2Q	3Q	3Q
Net sales
From continuing operations	$1,610	$1,569	$1,514
From discontinued operations (1)	$163	$83	$150
Total net sales	$1,773	$1,652	$1,664

Net earnings
From continuing operations	$23	$133	$1,112
From discontinued operations (1)	($13)	$24	$4
Net earnings	$10	$157	$1,116
Weighted average shares outstanding, diluted (2)	541	540	318
Earnings per diluted share
From continuing operations	$0.04	$0.25	$3.49
From discontinued operations (1)	($0.02)	$0.04	$0.01
Earnings per diluted share	$0.02	$0.29	$3.50

Net earnings before special items	$32	$66	$81
Earnings per diluted share before special items	$0.06	$0.12	$0.25

Net cash from operations	$114	$117	$97
Net change in cash and cash equivalents	($582)	$90	($478)
Cash and cash equivalents at end of period	$881	$971	$1,368
(1) Discontinued operations include Weyerhaeuser's hardwoods and Westwood Shipping Lines businesses, which were sold in the third quarter of 2011.
(2) Weyerhaeuser's outstanding shares increased substantially during the third quarter of 2010 due to a special dividend of approximately 324 million shares of common stock and $560 million in cash, paid on Sept. 1, 2010 in conjunction with the company's conversion to a REIT.

TIMBERLANDS

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	3Q 2011	Change
Net sales	$288	$252	($36)
Contribution to pre-tax earnings before special items	$112	$62	($50)
Pre-tax gain from special items	$0	$0	$0
GAAP contribution to pre-tax earnings	$112	$62	($50)
3Q 2011 Performance - The segment's earnings declined $50 million in the third quarter compared with the second. Earnings from disposition of non-strategic timberlands declined to $4 million, compared with $32 million in the second quarter. Average selling prices for Western logs were lower due to weakening Chinese and domestic markets. Selling prices for Southern logs also declined. The segment's silviculture and road costs increased seasonally. Fee harvest increased slightly compared with the second quarter, as a decline in Western harvest volume was offset by increased volume in the South.

4Q 2011 Outlook - Excluding earnings from disposition of non-strategic timberlands, Weyerhaeuser expects lower earnings from the Timberlands segment in the fourth quarter due to reduced fee harvest volumes and lower selling prices for Western logs. The company also anticipates seasonally higher road and silviculture costs.
WOOD PRODUCTS

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	3Q 2011	Change
Net sales
From continuing operations	$605	$603	($2)
From discontinued operations	$97	$27	($70)
Total net sales	$702	$630	($72)
Contribution (charge) to pre-tax earnings before special items
From continuing operations	($53)	($43)	$10
From discontinued operations	$1	($4)	($5)
Total charge to pre-tax earnings before special items	($52)	($47)	$5
Pre-tax charge from special items	($9)	($46)	($37)
GAAP charge to pre-tax earnings	($61)	($93)	($32)
3Q 2011 Performance - Results from continuing operations improved $10 million compared with the second quarter, as reduced log costs were partially offset by slightly lower sales volumes across most product lines. Operating results for the discontinued hardwoods operations declined $5 million compared with the second quarter. Weyerhaeuser completed the sale of the hardwoods operations in the third quarter.
Third quarter special charges of $46 million are primarily comprised of asset impairments due to the permanent closure of four engineered wood products facilities, restructuring costs, and charges related to the sale of the hardwoods operations. Second quarter included special charges of $9 million related to the sale of the hardwoods operations.
4Q 2011 Outlook - Excluding special items, Weyerhaeuser anticipates a larger loss from continuing operations in the fourth quarter due to seasonally weaker market conditions. The company expects lower selling prices for lumber and oriented strand board and reduced sales volumes and operating rates across all product lines.

CELLULOSE FIBERS

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	3Q 2011	Change
Net sales	$526	$503	($23)
Contribution to pre-tax earnings before special items	$80	$135	$55
Pre-tax gain from special items	$0	$0	$0
GAAP contribution to pre-tax earnings	$80	$135	$55
3Q 2011 Performance - Third quarter earnings improved $55 million compared with second quarter. Maintenance costs decreased and production increased as the segment had no annual maintenance outages, compared with four planned outages in the second quarter. These improvements were partially offset by lower selling prices for pulp.
4Q 2011 Outlook - Weyerhaeuser expects slightly lower earnings from the Cellulose Fibers segment in the fourth quarter. The company anticipates lower selling prices for pulp and slightly higher shipment volumes.
REAL ESTATE

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	3Q 2011	Change
Net sales	$191	$211	$20
Contribution to pre-tax earnings before special items	$8	$10	$2
Pre-tax gain from special items	$0	$0	$0
GAAP contribution to pre-tax earnings	$8	$10	$2
3Q 2011 Performance - The segment's earnings increased $2 million compared with the second quarter. Home closings increased 11 percent to 508 single-family homes. Average margins on homes closed improved due to mix. Third quarter included no earnings from the sale of land and lots, compared with $4 million in the second quarter.
4Q 2011 Outlook - Weyerhaeuser anticipates higher earnings from single-family homebuilding operations in the fourth quarter due to seasonally higher home closing volume.
CORPORATE AND OTHER

FINANCIAL HIGHLIGHTS (millions)	2Q 2011	3Q 2011	Change
Charge to pre-tax earnings before special items
From continuing operations	($11)	($16)	($5)
From discontinued operations	($11)	($4)	$7
Total charge to pre-tax earnings before special items	($22)	($20)	$2
Pre-tax gain from special items	$0	$58	$58
GAAP contribution (charge) to pre-tax earnings	($22)	$38	$60

Corporate and Other results from continuing operations declined $5 million, as foreign exchange losses reduced the segment's results by $18 million compared with the second quarter. This was offset primarily by $7 million of additional gains related to share-based compensation, as a decline in the company's stock price resulted in a larger mark-to-market adjustment.

Third quarter includes pre-tax gains of $58 million from special items, primarily the sale of Westwood Shipping Lines.

ABOUT WEYERHAEUSER

Weyerhaeuser Company, one of the world's largest forest products companies, began operations in 1900. We grow and harvest trees, build homes and make a range of forest products essential to everyday lives. We manage our timberland on a sustainable basis in compliance with internationally recognized forestry standards. At the end of 2010, we employed approximately 14,000 employees in 10 countries. We have customers worldwide and generated $6.6 billion in sales in 2010. Our stock trades on the New York Stock exchange under the symbol WY. Additional information about us is available at http://www.weyerhaeuser.com.

EARNINGS CALL INFORMATION

Weyerhaeuser will hold a live conference call at 7 a.m. Pacific (10 a.m. Eastern) on Oct. 28 to discuss third quarter results.
To access the conference call from within North America, dial (877) 296-9413 (access code – 29869197) at least 15 minutes prior to the call. Those calling from outside North America should dial 1-(706) 679-2458 (access code – 29869197). Replays will be available for one week at (800) 642-1687 (access code – 29869197) from within North America and at 1-(706) 645-9291 (access code – 29869197) from outside North America.
The call is being webcast through Weyerhaeuser’s Internet site at http://investor.weyerhaeuser.com and is accessible by selecting the “Q3 2011 Earnings Conference Call” link.
The webcast is available through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at http://www.fulldisclosure.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected site, StreetEvents (http://www.streetevents.com).

FORWARD LOOKING STATEMENTS

This news release contains statements concerning the company's future results and performance that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on various assumptions and may not be accurate because of risks and uncertainties surrounding these assumptions. Factors listed below, as well as other factors, may cause actual results to differ significantly from these forward-looking statements. There is no guarantee that any of the events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on company operations or financial condition. The company will not update these forward-looking statements after the date of this news release.

Some forward-looking statements discuss the company's plans, strategies and intentions. They use words such as “expects,” “may,” “will,” “believes,” “should,” “approximately,” “anticipates,” “estimates,” and “plans.” In addition, these words may use the positive or negative or other variations of those terms.

This release contains forward-looking statements regarding the company's expectations for the fourth quarter of 2011, including reduced fee harvest volumes, lower selling prices for Western logs, seasonally higher road and silviculture expenses, and lower earnings in the Timberlands segment excluding earnings from disposition of non-strategic timberlands; seasonally weaker market conditions, lower selling prices for lumber and oriented strand board, reduced sales volumes and operating rates across all products lines, and a larger loss from continuing operations in the Wood Products segment excluding special items; lower selling prices for pulp, slightly higher shipment volumes, and slightly lower earnings in the Cellulose Fiber segment; and higher earnings from single-family homebuilding operations, and seasonally higher home closing volume in the Real Estate segment.

Major risks, uncertainties and assumptions that affect the company's businesses and may cause actual results to differ from these forward-looking statements, include, but are not limited to:

•	the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages, and strength of the U.S. dollar;

•	market demand for the company's products, which is related to the strength of the various U.S. business segments and economic conditions;

•	performance of the company's manufacturing operations, including maintenance requirements;

•	the successful execution of internal performance plans, including restructurings and cost reduction initiatives;

•	the level of competition from domestic and foreign producers;

•	raw material prices;

•	energy prices;

•	transportation costs;

•	the effect of weather;

•	the risk of loss from fires, floods, windstorms, hurricanes, pest infestation and other natural disasters;

•	federal tax policies;

•	the effect of forestry, land use, environmental and other governmental regulations;

•	legal proceedings;

•	the effect of timing of retirements and changes in the market price of company stock on charges for stock-based compensation;

•	changes in accounting principles;

•	performance of pension fund investments and related derivatives; and

•	other factors described under “Risk Factors” in the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.

The company also is a large exporter and is affected by changes in economic activity in Europe and Asia, particularly Japan and China. It is affected by changes in currency exchange rates, particularly the relative value of the U.S. dollar to the euro and the Canadian dollar. Restrictions on international trade or tariffs imposed on imports also may affect the company.